Exhibit 99.1

Welltower Obtains Commitment for New $1.0 Billion Term Loan

3/23/2020 8:04:00 AM EDT

Company Increases Available Near-Term Liquidity to $3.5 Billion

NEW YORK, March 23, 2020 /PRNewswire/ — Welltower Inc. (NYSE: WELL) (“the Company”) today announced an update to its liquidity profile and further strengthening of its balance sheet. Following the activities outlined below, the Company has increased its available near-term liquidity to $3.5 billion.

As of March 20, 2020, the Company had $338 million of cash and cash equivalents and approximately $1.5 billion of available borrowing capacity under its unsecured revolving credit facility.

To further bolster near-term liquidity, Welltower today announced that it has successfully obtained a two-year unsecured term loan (“Term Loan”) of $1.0 billion bearing interest at a rate of 30-day LIBOR +1.20%, based on the company’s credit rating. Welltower will have the right to increase the amount under the Term Loan up to an additional $200 million. Proceeds from the Term Loan will be used to repay borrowings under the Company’s unsecured revolving credit facility and commercial paper program, to fund future investment opportunities, and for general corporate purposes.

Welltower continues to close on recently announced dispositions, as outlined in its fourth quarter 2019 earnings release. Through March 20, 2020, Welltower has received net proceeds totaling $694 million from dispositions.

Additionally, as of March 20, 2020, Welltower has forward sale agreements covering 6.8 million shares of common stock under our ATM program, at an initial weighted average price of $86.48 per share. Welltower, at its discretion, may settle the forward sale agreements through December 31, 2020, to generate up to $588 million in gross proceeds.

Following Welltower’s December 2019 bond issuances and the December 2019 early redemption of notes due November 25, 2020, the Company has no material unsecured notes maturing until 2023.

“The strength of Welltower’s balance sheet has always been a hallmark of the company and provided investors with assurance regarding our ability to meet all capital requirements and to create shareholder value,” commented Tim McHugh, Chief Financial Officer. “While we maintain unwavering confidence in our balance sheet, we believe it is prudent to take further steps to enhance our liquidity profile given current capital market conditions and the uncertain impact of the COVID-19 pandemic. We believe today’s announcement is a testament to our operating platform and capital allocation discipline and will enable us to continue executing on our strategy amidst a volatile macroeconomic backdrop.”

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including statements related to the effects of the COVID-19 pandemic. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

About Welltower®

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.

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SOURCE Welltower Inc.

Investors: Krishna Soma - (646) 677-8764 ; ksoma@welltower.com; Media: Tara Gallagher - (646) 677-8742 ; tgallagher@weltower.com